Exhibit 4.01



                                 TERMS AGREEMENT



                              February 3, 1995



Commercial Credit Company
300 St. Paul Place
Baltimore, Maryland 21202

Attention: Chief Financial Officer
           -----------------------

Dear Sirs:

          We understand that Commercial Credit Company, a Delaware corporation (the "Company"), proposes to issue and sell $200,000,000 aggregate principal amount of its debt securities (the "Securities"). Subject to the terms and conditions set forth herein or incorporated by reference herein, we, as underwriters (the "Underwriters"), offer to purchase the Securities at 99.493% of the aggregate principal amount thereof, plus accrued interest, if any, from February 10, 1995 to the date of payment and delivery. The Closing Date shall be February 10, 1995, at 8:30 A.M. at the offices of Dewey Ballantine, 1301 Avenue of the Americas, New York, New York 10019-6092.

          The Securities shall have the following terms:

Title:                7-7/8% Notes due February 1, 2025
Maturity:             February 1, 2025
Interest Rate:                7-7/8% per annum
Interest Payment
  Dates:              February 1 and August 1, commencing August 1, 1995
Initial Price to
  Public:             100% of the principal amount thereof, plus accrued
                      interest, if any, from February 10, 1995, to the date of
                      payment and delivery
Redemption
  Provisions:         The Securities are not redeemable by the Company prior to
                      maturity. The holders of the Securities have a one-time option to require the Company to repurchase the Securities on February 1, 2005, exercisable as set forth in the Company's Prospectus Supplement dated February 3, 1995.

Additional terms:     The Regular Record Dates are January 15 and July
                      15.  The Securities shall be issuable as
                      Registered Securities only. The Securities will be initially represented by one or more global
                      Securities registered in the







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                   name of The Depository Trust Company ("DTC") or its nominee.
                   Beneficial interests in the Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Owners of beneficial interests in Securities will be entitled to physical delivery of Securities in certificated form only under the limited circumstances described in the Company's Prospectus Supplement dated February 3, 1995. Principal and interest on the Securities shall be payable in United States dollars. The provisions of Section 403 of the Indenture relating to defeasance shall apply to the Securities.

          All the provisions contained in the document entitled "Commercial Credit Company-Debt Securities-Underwriting Agreement Basic Provisions" and dated November 28, 1989 (the "Basic Provisions"), a copy of which you have previously received, are, except as indicated below, herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

          Basic Provisions varied with respect to this Terms Agreement: (a) Immediately prior to the first parenthesis in the fourth sentence of the first paragraph, add the following: ", as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental thereto"; (b) In the first line of Section 2(a), delete "(33-28723), including a prospectus," and insert in lieu thereof "(33-56553), including a prospectus (which prospectus also relates to $350,000,000 aggregate principal amount of securities of the Company previously registered on a registration statement on Form S-3 (33-50513))," and any reference in the Basic Provisions to a registration statement shall be deemed a reference to such registration statements on Form S-3; (c) In the fifth line of the third paragraph of Section 3, delete the phrase "New York Clearing House (next day)" and insert in lieu thereof "federal or other same day"; and (d) in the fourteenth line of the third paragraph of Section 3, delete the word "definitive" and insert in lieu thereof "global".

          The Underwriters hereby agree in connection with the underwriting of the Securities to comply with the requirements set forth in any applicable sections of Schedule E to the By-Laws of the National Association of Securities Dealers, Inc.

          Charles O. Prince, III, Esq. is counsel to the Company. Dewey Ballantine is counsel to the Underwriters.

          The Securities will be made available for checking and packaging at the designated office of Citibank, N.A. at least 24 hours prior to the Closing Date.


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          Please accept this offer no later than 9:00 o'clock P.M. on February
3, 1995, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

          "We hereby accept your offer, set forth in the Terms Agreement, dated February 3, 1995, to purchase the Securities on the terms set forth therein."

                              Very truly yours,

                              SMITH BARNEY INC.
                              CS FIRST BOSTON CORPORATION

                              By:  SMITH BARNEY INC.


                                   By:  /s/ Robert R. Holloman
                                      ------------------------
                                      Name: Robert R. Holloman
                                      Title: Managing Director


ACCEPTED:

COMMERCIAL CREDIT COMPANY



By:   /s/ Firoz B. Tarapore
    ----------------------------
    Name:  Firoz B. Tarapore
    Title: Vice President and
           Assistant Treasurer




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Underwriter                                                     Principal Amount
- -----------                                                     ----------------

Smith Barney Inc.                                                   $150,000,000

CS First Boston Corporation                                           50,000,000



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